Exhibit 5.1

Date	February 7, 2019

Electrameccanica Vehicles Corp.
102 East 1st Avenue
Vancouver, British Columbia V5T 1A4

Attention:       Board of Directors

Dear Sirs:

Re:       Electrameccanica Vehicles Corp. – Registration Statement on Form F-1

We have acted as special counsel to Electrameccanica Vehicles Corp. (the “Company”) in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”) dated February 7, 2019, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the 4,250,000 shares of common stock of the Company (the “Warrant Shares”), issuable upon the exercise of common stock purchase warrants (the “Warrants”) which were issued by the Company pursuant to private securities purchase agreements dated November 9, 2018 (each, a “Securities Purchase Agreement”), for resale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. No opinion is expressed as to the contents of the Registration Statement other than the opinions expressly set forth herein relating to the resale of the Warrant Shares by the Selling Securityholders.

Documents Reviewed

In rendering this opinion set for below, we have reviewed:

•	the Registration Statement dated February 7, 2019;

•	the Company’s Notice of Articles;

•	the Company’s Articles (together with the Notice of Articles, the “Constating Documents”);

•	certain records of the Company’s corporate proceedings, including resolutions of the directors approving the transactions described above;

•	the form of the Securities Purchase Agreement entered into between the Selling Securityholders and the Company;

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February 7 2019

•	the form of the certificate representing the Warrants;

•	the Company’s Officers’ Certificate dated February 7, 2019 provided by the Company’s Chief Executive Officer and Chief Financial Officer (the “Officers’ Certificate”); and

•	such other documents as we have deemed relevant.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

•	the Warrant Shares will be issued upon exercise of the Warrants in accordance with the terms of the Warrants as set forth in the certificates representing such Warrants;

•	at the time of the issuance of any of the Warrant Shares, the Company will validly exist and will be duly qualified and in good standing under the laws of the Province of British Columbia and will have the necessary corporate power and authority to issue such Warrant Shares;

•	the Securities Purchase Agreements have been duly authorized and validly executed and delivered by each of the Selling Securityholders and the Company;

•	the certificates representing the Warrants have been duly authorized and validly executed and delivered by the Company;

•	the Constating Documents and minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company;

•	we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

•	we have assumed that each of the statements made and certified in the Officers’ Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

February 7 2019

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Warrant Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Opinion

Based upon and subject to the foregoing assumptions, limitations and qualifications, we are of the opinion that upon exercise of the Warrants in accordance with their terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”.

Yours truly,

/s/ McMillan LLP

McMillan LLP